EXHIBIT (d)(5)(b)

EATON VANCE GROWTH TRUST

AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

ON BEHALF OF

EATON VANCE ATLANTA CAPITAL SMID-CAP FUND

This AMENDMENT NO. 1 to the Investment Advisory Agreement (“Amendment”) made as of May 1, 2021, between Eaton Vance Growth Trust, a Massachusetts business trust (the “Trust”), on behalf of Eaton Vance Atlanta Capital SMID-Cap Fund (the “Fund”), and Boston Management and Research, a Massachusetts business trust (the “Adviser”).

WHEREAS, the Trust, on behalf of the Fund, entered into an Investment Advisory Agreement dated March 1, 2021 with the Adviser (the “Advisory Agreement”), which provides that the Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has offered to reduce such advisory fee rate, and the Trust has accepted such fee reduction on behalf of the Fund, such fee reduction being effective as of May 1, 2021; and

WHEREAS, the Adviser and the Trust wish to memorialize said fee reduction in writing;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby jointly and severally agree as follows:

1.Appendix A of the Advisory Agreement is replace in its entirety with the Appendix A attached hereto.

2.Except as specifically set forth herein, all of the other terms of the Advisory Agreement shall remain in full force and effective.

3.This Amendment may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be executed in written form or using electronic or digital technology, whether it is a computer-generated signature, an electronic copy of the party’s true ink signature, DocuSign, facsimile or otherwise. Delivery of an executed counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), DocuSign, or other electronic means will be equally as effective and binding as delivery of a manually executed counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

EATON VANCE GROWTH TRUST on behalf of EATON VANCE ATLANTA CAPITAL SMID-CAP FUND

By:	/s/ Deidre E. Walsh
Deidre E. Walsh
Vice President and not individually

BOSTON MANAGEMENT AND RESEARCH

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President and not individually

EATON VANCE ATLANTA CAPITAL SMID-CAP FUND

APPENDIX A

As amended May 1, 2021

For the services, payments and facilities furnished by the Adviser under this Agreement, the Adviser is entitled to receive from the Fund compensation as set forth below:

Average Daily Net Assets for the Month	Annual Fee Rate
Up to $500 million	1.0000%
$500 million but less than $1 billion	0.9375%
$1 billion but less than $2.5 billion	0.8750%
$2.5 billion but less than $5 billion	0.8125%
$5 billion but less than $7.5 billion	0.7500%
$7.5 billion but less than $10 billion	0.7200%
$10 billion but less than $15 billion	0.7100%
$15 billion and over	0.6900%

In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. Such compensation shall be paid monthly in arrears. The Adviser may, from time to time, waive all or a part of the above compensation.